Exhibit 10.5

                             SUMMARY OF ARRANGEMENT
                      BETWEEN UNION ACCEPTANCE CORPORATION
                        AND CASTLE CREEK CAPITAL, L.L.C.



Castle Creek Capital, L.L.C. supervises Union Acceptance Corporation's administration of Union Acceptance Corporation's Second Amended and Restated Plan of Reorganization. For these services, Union Acceptance Corporation compensates Castle Creek Capital, L.L.C. at a rate of $14,583 per month.